# FOURTH AMENDMENT TO LEASE AGREEMENT

This Fourth Amendment to Lease Agreement (the "**Fourth Amendment**") is made and entered into as of Dec-01-2021, with the intent to be bound hereby on June 30, 2021 (the "**Fourth Amendment Effective Date**"), by and between **HANCOCK S-REIT ATL PHIPPS LLC**, a Delaware limited liability company (the "**Landlord**"), successor by assignment to John Hancock Life Insurance Company (U.S.A); and **THE WILLIAM CARTER COMPANY**, a Massachusetts corporation, doing business as "Carter's" (the "**Tenant**").

WHEREAS, Landlord and Tenant are parties to that certain Lease Agreement dated December 14, 2012 (the "**Original Lease**"), as amended by the First Amendment to Lease Agreement dated February 28, 2013 (the "**First Amendment**"), the Second Amendment to Lease Agreement dated June 17, 2013 (the "**Second Amendment**"), letter agreements dated November 13, 2013 and March 11, 2014 (the "**Letter Agreements**"), and the Third Amendment to Lease Agreement dated August 31, 2016 (the "**Third Amendment**"; the Original Lease, the First Amendment, the Second Amendment, the Letter Agreements, and the Third Amendment are hereinafter collectively referred to as the "**Lease**"), whereby Landlord leases to Tenant an aggregate of approximately 304,013 square feet of Rentable Area in the building commonly known as Phipps Tower, located at 3438 Peachtree Road, NE, Atlanta, Georgia 30326 (the "**Building**"), comprised of approximately 159,562 square feet of Rentable Area located on Floors 2 – 8 of the Building (such floors being located on the lower elevator bank of the Building), and approximately 144,451 square feet of Rentable Area located on Floors 10 and 16– 20 of the Building (such floors being located on the upper elevator bank of the Building) (collectively, the "**Premises**") for a term that is scheduled to expire on April 30, 2030, unless extended or sooner terminated in accordance with the terms of the Lease;

WHEREAS, the Original Lease contains an option for Tenant to contract the Premises (the "**Contraction Option**"); Tenant has timely exercised the Contraction Option; and the parties desire to amend the Lease to document the reduction in the Rentable Area of the Premises and amend certain other terms and conditions of the Lease as set forth herein;

NOW THEREFORE, in consideration of the above premises, the parties agree as follows:

1. Definitions. Unless otherwise defined herein, the capitalized terms used in this Fourth Amendment shall have the same definitions set forth in the Lease.

2. Effective Date. Unless otherwise set forth herein, the agreements contained herein shall be effective as of the Fourth Amendment Effective Date.

3. Reduction of Premises.

   (a) *Contraction Space*. In accordance with the terms of the Contraction Option, Tenant specified that the space to be eliminated from the Premises is the portion of the Premises comprised of the entire rentable area of the Fourth ($4^{th}$) Floor of the Building, containing approximately 26,093 rentable square feet of space (the "**Contraction Space**").

(b) *Reduction of Premises*. Effective June 30, 2021, specified in the Contraction Option as the "**Contraction Space Termination Date**," the Contraction Space shall no longer be a part of the Premises. Tenant shall continue to be liable for its obligations under the Lease to and through the Contraction Space Termination Date, including, without limitation, any reconciliation of Tenant's Proportionate Share of the amount of Landlord's Taxes and Tenant's Proportionate Share of the amount of Operating Costs with respect to the Contraction Space. From and after the Contraction Space Termination Date, the Premises shall consist of an aggregate of approximately 277,920 square feet of Rentable Area comprised of approximately 133,469 square feet of Rentable Area located on Floors 2-3 and 5-8 of the Building (such floors being located on the lower elevator bank of the Building), and approximately 144,451 square feet of Rentable Area located on Floors 10 and 16 – 20 of the Building (such floors being located on the upper elevator bank of the Building. The spaces comprising the Premises following the Contraction Space Termination Date are shown below:

**Suites Comprising Premises as of July 1, 2021**

| **Suite** | **RSF** |
| --- | --- |
| 200 | 12,403 |
| 300 | 26,078 |
| 500 | 26,093 |
| 600 | 26,093 |
| 700 | 26,093 |
| 800 | 16,709 |
| 1050 | 11,102 |
| 1600 | 26,793 |
| 1700 | 26,793 |
| 1800 | 26,793 |
| 1900 | 26,793 |
| 2000 | 26,177 |
| **Total RSF** | **277,920** |

(c) *Contraction Fee*. The parties acknowledge and agree that the Contraction Fee due in accordance with the terms of the Contraction Option is in the amount of Three Million, One Hundred Sixty-five Thousand, Eight Hundred Fifty and 94/100 Dollars ($3,165,850.94) and has been paid in full by Tenant to Landlord prior to the Fourth Amendment Effective Date hereof.

(d) *Adjustment to Basic Rent*. Subject to the terms of Paragraph 3(f) below, effective July 1, 2021, the Contraction Space shall be eliminated from the Premises in

determining the Basic Rent owed by Tenant. As a result, the Basic Rent applicable to the portions of the Premises located on Floors 2-3 and 5-8 (which are located on the lower elevator bank), is set forth in the below chart:

Basic Rent
Suites 200, 300, 500, 600, 700 and 800
133,469 RSF
As of July 1, 2021

| Period | Months | Annual Rate/RSF | Monthly Basic Rent |
|---|---|---|---|
| 07/01/21 – 04/30/23 | 22 | $21.63 | $240,577.87 |
| 05/01/23 – 04/30/26 | 36 | $22.50 | $250,254.38 |
| 05/01/26 – 04/30/29 | 36 | $23.40 | $260,264.55 |
| 05/01/29 – 04/30/30 | 12 | $24.34 | $270,719.62 |

Nothing contained herein shall affect the Basic Rent applicable to Floors 10 and 16-20 (which are located on the upper elevator bank), which shall be and remain calculated in accordance with the terms of the Lease in effect prior to the Fourth Amendment Effective Date hereof.

(e) *Adjustment to Additional Rent.* Subject to the terms of Paragraph 3(f) below, effective July 1, 2021, Tenant's Proportionate Share shall be reduced to reflect the reduction in Rentable Area of the Premises. Tenant shall continue to be liable for its obligations under the Lease to and through the Contraction Space Termination Date, including, without limitation, any reconciliation of Tenant's Proportionate Share of the amount of Landlord's Taxes and Tenant's Proportionate Share of the amount of Operating Costs with respect to the Contraction Space. Accordingly, in the event that Landlord's Statement of Tenant's Additional Rent for the Fiscal Period including any period of time during which the Contraction Space was part of the Premises shows that Tenant has underpaid Additional Rent applicable to such Fiscal Period, then Tenant shall be responsible for the portion of the additional amount owed by Tenant that is attributable to the Contraction Space during such portion of such Fiscal Period; and, if such Statement shows that Tenant has overpaid Additional Rent applicable to such Fiscal Period, then Tenant shall be entitled to a refund of the amount of such overpayment that is attributable to the Contraction Space during such portion of such Fiscal Period. Subject to the foregoing, Tenant's Proportionate Share shall be adjusted on July 1, 2021 as shown below:

(i) Tenant's Proportionate Share: 57.695% [277,920/481,703 = 0.57695].

(ii) Fitness Facility Proportionate Share of the Building: 0.83% [0.0083]

(iii) Tenant's Proportionate Share plus Tenant Proportionate Share of the Fitness Facility: 58.174% [0.57695 + (0.0083 x 0.57695) = 0.58174]

(f) *Surrender of Contraction Space*. Landlord and Tenant acknowledge and agree that Tenant has surrendered possession of the Contraction Space unto Landlord as of the Contraction Space Termination Date. Except for the supplemental HVAC system, which may remain in the Contraction Space, and the Furnishings, defined in Section 3(g) below, which shall remain in the Contraction Space subject to the provisions of Section 3(g), Landlord and Tenant acknowledge and agree that, as of the Contraction Space Termination Date, the Contraction Space has been returned to Landlord (a) free of all of Tenant's computers, copiers, servers, trade fixtures, equipment and other items of personal property, (b) broom clean and free of debris, (c) with the card readers on the elevator lobby fire doors and stairwell doors within the Contraction Space remaining in place but with Tenant's access thereto deactivated, and (d) in the condition required under the Lease for the surrender of the Premises upon the expiration of the term of the Lease.

(g) *Furnishings*. "**Furnishings**" shall mean all items of furniture and workstations of Tenant located in the Contraction Space and listed on **Exhibit A**, attached hereto and incorporated herein by reference thereto. Tenant warrants unencumbered title to the Furnishings and represents that no party other than Tenant has any lien, security or other interest in the Furnishings. Subject to Tenant's express representations provided in the prior sentence, Landlord shall accept the Furnishings in "AS IS, WHERE IS" condition with no express or implied warranties of any kind whatsoever. From and after the Contraction Space Termination Date, the Furnishings shall belong to Landlord to be used by Landlord or any subsequent tenant of Landlord, disposed of in any manner, or transferred by Landlord to any third-party, at Landlord's sole discretion. By its execution hereof, Tenant hereby conveys all of the right, title and interest of Tenant in and to the Furnishings unto Landlord effective from and after the Contraction Space Termination Date. Except as otherwise provided herein, if Landlord desires to dispose of or remove the Furnishings from the Premises, Tenant, within thirty (30) days' after receiving written notice thereof from Landlord (the "**Notice**"), shall pay Landlord all third party costs actually incurred by Landlord in removing and disposing of the Furnishings (the "**Furnishings Removal Cost**") not to exceed Fifty Thousand Dollars ($50,000.00) (the "**Cap**"), so long as Landlord provides Tenant with the Notice no later than June 30, 2022; provided, however, prior to sending the Notice to Tenant, Landlord agrees to exert Commercially Reasonable Efforts, defined below, to sell the Furnishings, the proceeds of which (the "**Furnishings Proceeds**") shall belong solely to Landlord; provided, however, any Furnishings Proceeds received by Landlord in excess of any third party costs

actually incurred by Landlord in selling the Furnishings shall be credited (the "**Proceeds Credit**") to any amounts Tenant may owe Landlord for the Furnishings Removal Cost. "**Commercially Reasonable Efforts**" shall mean that Landlord shall contact no fewer than three (3) office furniture vendors, one of whom shall be DeKalb Office Environments, Inc., to solicit offers to purchase the Furnishings. If any Furnishings remain unsold after Landlord has exercised Commercially Reasonable Efforts and provided Tenant with the Notice, Tenant shall pay Landlord the Furnishings Removal Costs, reduced by the Proceeds Credit, if any, and not exceeding the Cap.

(h) *Parking Spaces.* Effective July 1, 2021, the number of Allocated Permits made available to Tenant shall be reduced to the number of Allocated Permits resulting from the application of the parking ratio stated in Section 28 of the Lease to the reduced Rentable Area of the Premises applicable after the Contraction Space Termination Date.

4. Address for Rental Payments. All payments of Rent shall be made payable to Landlord and shall be sent to Landlord at the following lockbox address:

JHUSA Hancock S-REIT ATL Phipps, LLC (SRTAT2)
P.O. Box 412333
Boston, MA 02241-2333

**Courier Delivery for Overnight Mail:**

Bank of America Lockbox Services
JHUSA Hancock S-REIT ATL Phipps LLC (SRTAT2)
Lockbox#412333
MA5-527-02-07
2 Morrissey Blvd.
Dorchester, MA 02125

5. Addresses for Notices. Landlord's addresses for notices set forth in Section 22 of the Original Lease are hereby deleted; the following addresses shall be substituted therefor; and all other and further notices to the Landlord shall be addressed to Landlord at the following addresses:

[*Addresses for notices appear on next page*]

Hancock S-REIT ATL Phipps LLC
c/o John Hancock Real Estate
Atlanta Real Estate Office
3438 Peachtree Road, Suite 230
Atlanta, Georgia 30326
Attention: Property Manager

with a copy to:

Hancock S-REIT ATL Phipps LLC
c/o John Hancock Real Estate
Atlanta Real Estate Office
1170 Peachtree Street, Suite 1865
Atlanta, Georgia 30309
Attention: Lease Administration

6. Agency Disclosure. Landlord has been represented in this transaction by John Hancock Life Insurance Company (U.S.A.), d/b/a John Hancock Real Estate ("**Landlord's Broker**"), and, to the extent that any commission is owed to Landlord's Broker in connection with this transaction, such commission shall be paid by Landlord pursuant to a separate agreement by and between Landlord and Landlord's Broker. Tenant warrants and represents that it is not represented by any broker in connection with the negotiation or execution of this Fourth Amendment.

7. Multiple Counterparts; Electronic Signatures. This Fourth Amendment may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement. The counterparts of this Fourth Amendment may be executed by electronic signatures and may be delivered electronically by either party to the other party and the receiving party may rely on the receipt of such document so executed and delivered by electronic means as if the executed original had been received; provided, however, that each party agrees, if requested by the other party, to execute a hard-copy original of this Fourth Amendment and to deliver such executed hard-copy original to the other party.

8. Lease in Effect. Except as modified herein, all terms and conditions of the Lease in effect as of the Fourth Amendment Effective Date shall be and remain in full force and effect, and the same are hereby ratified and affirmed by Landlord and Tenant.

IN WITNESS WHEREOF, the undersigned have sealed and executed this Fourth Amendment as of the Fourth Amendment Effective Date stated above.

"**LANDLORD**":

**HANCOCK S-REIT ATL PHIPPS LLC**,
a Delaware limited liability company

By: John Hancock Life Insurance Company (U.S.A.), as agent for Landlord

By: Richard J. Strom
Richard J. Strom
Managing Director, Southeast-US
Real Estate Asset Management

[*Signatures continue on next page*]

**TENANT**:

**THE WILLIAM CARTER COMPANY,**
a Massachusetts corporation

By: [signature]
Richard F. Westenberger
Executive Vice President & CFO

# EXHIBIT A

List of Furnishings

(1) 156 workstations (consisting of desk, credenza, and storage cabinet)
(2) Furnishings in 7 offices (consisting of desk, credenza, and storage cabinet)
(3) 1 permanent conference room table
(4) 8 tall parsons tables